SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT No. __)

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[ ] Definitive Information Statement

BBH TRUST

On behalf of the
BBH International Equity Fund

(Name of Registrant As Specified In Charter)

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INFORMATION STATEMENT

BBH TRUST
140 Broadway
New York, NY 10005

BBH INTERNATIONAL EQUITY FUND

Dear Shareholder:

At a recent meeting of the Board of Trustees (the “Board”) of BBH Trust (the “Trust”) held on June 29, 2011, the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) between Brown Brothers Harriman &Co., through a separately identifiable department (the “Investment Adviser”), and Mondrian Investment Partners Limited (“Mondrian”) on behalf of the BBH International Equity Fund (the “Fund”).

The Trust received an exemption from the U.S. Securities and Exchange Commission (“SEC”) issued on November 15, 2005 (the “SEC Order”), permitting the Investment Adviser, subject to the approval of the Board, including a majority of the trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), to enter into or materially amend investment sub-advisory agreements with sub-advisers without obtaining formal shareholder approval.  Accordingly, the approval of the New Sub-Advisory Agreement described above does not require a shareholder vote.

We are not asking you for a proxy and you are requested not to send us a proxy.

As a condition of relying on the SEC Order, the Investment Adviser is required to furnish Fund shareholders with an informational letter whenever a sub-advisory agreement is entered into or materially amended.  This Information Statement presents details regarding the New Sub-Advisory Agreement.

Introduction

At a meeting of the Board held on June 29, 2011 (the “Meeting”), the Investment Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with Mondrian on behalf of the Fund.  Under the terms of the New Sub-Advisory Agreement, Mondrian makes investment decisions for the assets of the Fund allocated to it by the Investment Adviser and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

Transaction

On July 12, 2011, the existing employee partnership of Mondrian completed the acquisition of a minority interest of Mondrian totaling approximately 27% of Mondrian that was held by the private equity firm Hellman and Friedman LLC. The transaction resulted in a “change of control” of Mondrian under applicable provisions of the 1940 Act, which resulted in an “assignment” and automatic termination of the sub-advisory agreement between the Investment Adviser and Mondrian, dated February 1, 2007, on behalf of the Fund (“Prior Sub-Advisory Agreement”).  At the Meeting, the Investment Adviser recommended that Mondrian continue as a sub-adviser to the Fund.

Investment Adviser’s Recommendation and the Board’s Consideration

The Investment Adviser recommended that Mondrian continue as a sub-adviser because it determined that Mondrian would continue to be suited to meet the investment objectives of the Fund. The Board determined that the New Sub-Advisory Agreement with Mondrian was fair and in the best interests of the Fund. During the Meeting, the Investment Adviser informed the Board that the terms of the New Sub-Advisory Agreement with Mondrian were substantially similar in all respects to the Prior Sub-Advisory Agreement.  In evaluating Mondrian, the Board previously received written and oral information from the Investment Adviser.  The Board considered information relating to portfolio managers, investment philosophies, strategies and processes, as well as other factors.  In re-approving Mondrian as a sub-adviser to the Fund, the Board carefully evaluated: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the distinct investment objective and policies of the Fund; (iii) the history, reputation, qualification and background of Mondrian’s personnel and Mondrian’s financial condition; (iv) the performance record of Mondrian; and (v) other factors deemed relevant.  The Board considered the foregoing information, as well as other information deemed relevant, in making the decision to re-approve Mondrian as a sub-adviser to the Fund.

The New Sub-Advisory Agreement with Mondrian

The terms of the New Sub-Advisory Agreement with Mondrian are substantially similar in all respects to the Prior Sub-Advisory Agreement.  The following annual rates apply to the Fund’s assets:

Market Value of Fund Assets*	Fee as Percentage of Market Value of Fund Assets
First $50 Million	0.50%
Next $50 Million	0.35%
Thereafter	0.30%

*	The Sub-Advisory fees are based on the market value of assets of the Fund and another BBH sponsored fund for which Mondrian provides advisory services.

The New Sub-Advisory Agreement is dated July 12, 2011, and has an initial term ending July 12, 2013. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

 The New Sub-Advisory Agreement may be terminated: (i) at any time, without the payment of any penalty, by the Trust on 60 days written notice to Mondrian, or (ii) by Mondrian at any time, without the payment of any penalty, on 90 days written notice to the Adviser or (iii) immediately, if, in the reasonable judgment of the Adviser, Mondrian becomes unable to discharge its duties and obligations.

Additional Information about Mondrian

Mondrian is located at 10 Gresham Street, London EC2V 7JD, UK.  Mondrian is registered with the SEC as an investment adviser.

Listed below are the names and principal occupations of the directors and/or principal executive officers of Mondrian.  The principal business address of each director and/or officer, as it relates to his or her duties at Mondrian, is the same as that of Mondrian.

Name	Position with Mondrian	Years with Mondrian
David G. Tilles	Executive Chairman	21 years
Clive A. Gillmore	Chief Executive Officer & CIO Global Equities	21 years
Nigel G. May	Deputy Chief Executive Officer	20 years
Elizabeth A. Desmond	Director, Chief Investment Officer International Equities	20 years
Christopher A. Moth	Director, Chief Investment Officer &Global Fixed Income & Currency	19 years
John Kirk	Deputy Chief Executive Officer	13 years
Hamish O. Parker	Director	21 years
John Emberson	Director, Chief Operating Officer	20 years

Sub-advisory Fees Paid

Mondrian earned $916,935.54 in aggregate for sub-advisory services provided to the Fund under the Sub-Advisory Agreement for the fiscal year ended October 31, 2010. Note that invoices are billed quarterly in arrears for the calendar quarters ended March, June, September and December so this amount includes pro-rata fee apportionments of the December 2009 and December 2010 invoices.

Comparable Funds

Mondrian currently manages other accounts or funds having similar investment objectives and strategies to the Fund.

Mondrian provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. While the investment objectives and strategies of the funds listed below may be similar to those of the Fund, the nature of services provided by Mondrian may be different.

Name of Comparable Funds	Amount of Assets Under Management by Mondrian at 31 October 2010	Fees Paid to Mondrian	Investment Objective
BBH International Equity Fund	$311m	First $50m 0.50% Next $50m 0.35% Thereafter 0.30%	International Equity with Emerging Markets
Registered Investment Company A*	$342m	First $150m 0.35% Thereafter 0.30%	International Equity with Emerging Markets
Standard Separate Account / Private Funds fee scale	Min. $100m	First $50m 0.50% Next $50m 0.35% Thereafter 0.30%	International Equity with Emerging Markets
* This account forms part of a multi-asset group relationship with Mondrian amounting to $397m.

Mondrian has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for the fiscal year ended October 31, 2010.

Payments of Commissions to Affiliated Brokers

During the fiscal year ended October 31, 2010, the Fund did not make any brokerage commission payments to affiliated brokers.

Purchases of Mondrian’s Securities by Trustees

Since October 31, 2010, no trustee of the Trust has purchased or sold any securities of Mondrian, which is not currently and has never been publicly traded.

FUND-LEVEL OWNERSHIP/SHARES OUTSTANDING

Fund	Total Net Assets	Shares Outstanding
	as of August 31, 2011
BBH International Equity Fund – Class N	$644,700,279	50,183,135
BBH International Equity Fund – Class I	$97,756,245	7,587,538

To the knowledge of the Investment Adviser, as of August 31, 2011, the Board and officers of the Fund as a group owned, of record, less than 1% of the outstanding shares of the Fund.

Beneficial Share Ownership

As of August 31, 2011, the following shareholders owned beneficially 5% or more of a class of shares of the Fund.

Class N shares	National Financial Services LLC	93.62%
Class I shares	National Financial Services LLC	93.74%
Class I shares	Wheeler Co.	6.26%

Shareholders owning 25% or more of outstanding shares may be in control and be able to affect the outcome of certain matters presented for a vote of shareholders.

OTHER INFORMATION

Investment Adviser

Brown Brothers Harriman & Co., through a separately identifiable department, serves as the investment adviser to the Fund and is located at 140 Broadway New York, NY 10005.

Distributor

The Trust’s distributor, ALPS Distributors, Inc., is located at 1290 Broadway, Suite 1100, Denver, CO 80203.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Milk Street, Boston, MA 02109.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the  Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-625-5759 or by writing to the Trust at 140 Broadway, New York, NY 10005.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by calling 1-800-625-5759 or by writing to the Trust at 140 Broadway, New York, NY 10005.

ON BEHALF OF THE BOARD OF TRUSTEES OF
BBH TRUST

/s/ Alexander Tikonoff
Alexander Tikonoff
Assistant Secretary
September  27, 2011